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OMB Number: 3235-0060

Expires: April 30, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2008 ( April 15, 2008 )

STRATECO RESOURCES INC

(Exact name of small business issuer as specified in its charter)

Québec, Canada    0-49942    N/A

State or other jurisdiction of Commission File Number   (IRS Employer

incorporation   :      Identification No.)

1225 Gay-Lussac Street, Boucherville, Québec, J413 7KI (450) 641-0775

(Address and telephone number of registrant's principal executive offices and principal place of business

N/A

(Former name, former address and former fiscal year, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-1 2)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b» [ 1 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

DOCUMENTS INCORPORATED BY REFERENCE

None

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2008, the Company appointed Mr. Pierre H. Terreault as the Vice-president to operations and engineering for the planning, permits, authorizations, construction and operations of the underground exploration ramp on the Matoush project in the next year and a half and all future and eventual mining facilities of this property.

Mr. Terreault in his functions obtains privileged information of the Company, is considered an insider of the Company and registers all his insider’s declarations on SEDI at www.sedi.ca. in Québec, Canada under the principal jurisdiction of the Company, the Autorité des marchés financiers (Quebec Securities Commission). The Board of Directors granted to Mr. Terreault on March 19, 2008, 300,000 incentive stock options at the exercise price of CAN$2.10 for a period of five years.

Mr. Terreault has obtained a Master degree in Project Management (MPM) form the University of Quebec in Abitibi-Témiscamingue in 2002 and an Engineering Degree –B. Eng. (mining) from Ecole Polytechnique of the University of Montreal in 1980.

Mr. Terreault is a Member of the Quebec Order of Engineers, of the Canadian Institute of Mining and Metallurgy (CIMM), of the Association of Professional Engineers and Geoscientists of Newfoundland and member of the Association of Professional Engineers of Ontario.

In the last 5 years, Mr. Terreault worked as a Mining Manager for Les mines Opinaca ltd. Éléonore Project (member of Goldcorp Group) from May 2007 to February 2008. Mr. Terreault was General Manager of Wesdome Gold Mines Ltd., Kiena mining Complex (Val D’or, Québec, Canada) from August 2004 to April 2007 and as project Manager for Garant Bros Diamond Drilling Inc. (Timmins, Ontario, Canada) from January 2004 to July 2004 and as General Superintendent of Ross Finlay 2000 Inc. (Val D’or, Québec, Canada) from June 1998 to December 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATECO RESOURCES INC.

(Registrant)

Date: April 21, 2008

/s/ Guy Hébert

_____________________________________

(Signature) Guy Hébert, President and CEO